                                             Filed Pursuant to Rule 424(b)(3)
                                               Registration File No.: 333-73405



PROSPECTUS DATED MARCH 12, 1999                    PRICING SUPPLEMENT NO. 17 TO
PROSPECTUS SUPPLEMENT                      REGISTRATION STATEMENT NO. 333-73405
DATED APRIL 15, 1999                                          NOVEMBER 30, 1999
                                                                 RULE 424(B)(3)

                       Donaldson, Lufkin & Jenrette, Inc.
                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue

The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.


Principal Amount:             $ 100,000,000         Optional Conversion:        N / A

Price To Public:              100.0000 %            Notice Date:                N / A
Underwriting Discount:        0.15000 %
Proceeds To Issuer:           99.85000 %            Conversion Date:            N / A

Settlement Date               December 3, 1999      Interest Rate:              N / A
(Original Issue Date):

Specified Currency:           US Dollars            Day Count:                  N / A

Authorized Denomination:      $1,000                Interest Payment            N / A
                                                    Dates:

Maturity Date:                January 3, 2001       First Payment:              N / A

Interest Rate:                6.4300 %              Optional Repayment          Non-Call / Life
                                                    Date:

                                                    Initial Redemption          N / A
                                                    Date:

Day Count:                    Actual/360            Initial Redemption          N / A
                                                    Percentage:

Interest Payment Dates:       At Maturity           Annual Redemption           N / A
                              (January 3,           Percentage Reduction:
                              2001)

Interest Determination        N/A                   Book Entry Note or          B / E
Date:                                               Certificated Note:

First Interest Payment:       January 3, 2001       Total Amount of OID:        N / A

Settlement:                   DTC#: 443             CUSIP:                      25766CBL7


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION